EXHIBIT 16.1

June 15, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Amyris, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Amyris, Inc. dated June 9, 2017. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

ATTACHMENT to Exhibit 16.1

Item 4.01 Change in Registrant’s Certifying Accountant.

On June 9, 2017, PricewaterhouseCoopers LLP (“PwC”) notified Amyris, Inc. (the “Company”) that it declined to stand for re-election as the independent registered public accounting firm for the Company. The Audit Committee (the “Audit Committee”) of the Board of Directors of the Company has been conducting a competitive process to determine the Company’s independent registered public accounting firm for its 2017 fiscal year. The Audit Committee invited three national accounting firms to participate in this process, and expects to complete the process and engage a new independent registered accounting firm next week.

PwC’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that PwC’s reports for the fiscal years ended December 31, 2016, and December 31, 2015 included an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years, which ended December 31, 2016 and December 31, 2015, and the subsequent interim period through June 9, 2017, (i) there were no “disagreements” (within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years; and (ii) there were no “reportable events” (within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company has requested that PwC furnish it with a letter addressed to the United States Securities and Exchange Commission stating whether or not PwC agrees with above statements of the Company in this Item 4.01. PwC furnished the requested letter, stating its agreement with such statements, and a copy is filed as Exhibit 16.1.